UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES AND EXCHANGE ACT OF 1934

March 9, 2005
Date of report (Date of earliest event reported)

ACCERIS COMMUNICATIONS INC.

(Exact Name of Registrant as Specified in its Charter)

FLORIDA
(State or Other Jurisdiction of
Incorporation or Organization)

0-17973	59-2291344
(Commission File No.)	(I.R.S. Employer Identification No.)

9775 Businesspark Avenue, San Diego, CA 92131
(Address of Principal Executive Offices and Zip Code)

(858) 547-5700
(Registrants Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 - Corporate Governance and Management

Item 5.02  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On March 9, 2005, Acceris Communications, Inc., a Florida corporation (the “Company”), appointed Eric Lipscomb to serve as its Chief Accounting Officer pursuant to an employment agreement dated as of January 1, 2005 as discussed herein (the “Agreement”).

Mr. Lipscomb joined the Company in December 2003 as its Vice President of Accounting and Controller. Prior to his employment with the Company, Mr. Lipscomb was an independent consultant from February 2001 to December 2003. From July 1995 to February 2001, he held various senior roles at Viacom Inc. in accounting and finance. Mr. Lipscomb is a Certified Public Accountant (CPA), as well as a Certified Management Accountant (CMA) and a Certified Financial Manager (CFM). He earned a Bachelor of Science degree in Accounting from Pennsylvania State University and a Master of Business Administration degree from the University of Pittsburgh.

There are no family relationships between Mr. Lipscomb and any other executive officer or director of the Company. Further, there are no transactions involving the Company and Mr. Lipscomb which transaction would be reportable pursuant to Item 404(a) of Regulation S-K promulgated under the Securities Act of 1933, as amended.

Pursuant to the Agreement (a copy of which is attached hereto as an exhibit and incorporated herein by reference), the Company agreed to employ Mr. Lipscomb as a senior executive with the title Chief Accounting Officer for an initial term ending January 1, 2006 with a base salary of $150,000 per year, subject to review periodically by the Board of Directors. Mr. Lipscomb is eligible for a discretionary bonus of up to 25% of his annual base salary in an amount to be determined pursuant to performance criteria established at the beginning of each fiscal year. Mr. Lipscomb’s discretionary bonus is not linked to the financial performance of the Company.

The Agreement may be terminated by the Company for “Cause” as defined in the Agreement. The Agreement is also terminable by the Company in the absence of Cause or by Mr. Lipscomb for “Good Reason” as defined therein. In the event of termination by the Company for Cause, Mr. Lipscomb will be entitled to receive: (i) the unpaid portion of his annual base salary, on a pro rata basis, through the termination date, and (ii) reimbursement for any expenses for which he will not have been reimbursed as provided under the Agreement. In the event of termination by the Company Without Cause, Mr. Lipscomb will be entitled to receive: (i) any accrued compensation; (ii) an amount equal to the amount of his base annual salary he would have received for the period beginning on the termination date ending six months after such termination, and (iii) provided he met the performance criteria established with respect to the bonus for the fiscal year in which he was terminated, the pro rata portion of the such bonus. In the event of termination by Mr. Lipscomb for Good Reason, he will be entitled to receive: (i) any accrued compensation; and (ii) an amount equal to the amount of his base annual salary he would have received for the period beginning on the termination date ending six months after such termination.

The Agreement also contains non-compete, confidentiality and other provisions customary to agreements of this nature.

The foregoing is a summary description of the terms of the Agreement and by its nature is incomplete. It is qualified in the entirety by the text of the Agreement, a copy of which is attached hereto. All readers of this Current Report are encouraged to read the entire text of the Agreement that is attached hereto.

Section 8 - Other Events

Item 8.01  Other Events

On March 9, 2005, Acceris Communications Inc. announced that it will suspend accepting orders for new local UNE-P (as defined below) customers in Pennsylvania, New Jersey, New York, Florida and Massachusetts (the “Five States”) while continuing to support its approximately 22,000 existing UNE-P customers in those states. This action is a result of the Federal Communication Commission’s (“FCC”) revision of its wholesale rules designed to introduce competition in local markets, which rules will go into effect on March 11, 2005.  The reversal of local competition policy by the FCC has permitted the Bell companies to raise substantially wholesale rates for the services known as Unbundled Network Elements (“UNE”). These increases have caused Acceris to reassess its local strategy while it attempts to negotiate long-term agreements for UNEs on competitive terms.

Although Acceris intends to continue providing support to its existing customers in the Five States, there is no assurance it will be able to do so in the foreseeable future. Acceris may make further adjustments to its UNE-P service coverage as it continues its assessment of the impact of the FCC’s reversal on its operations.

Acceris continues to provide a suite of voice and data services to residential and commercial customers, and is hopeful that it will re-enter the market for UNE-P services upon negotiating favorable terms for these services. There is no assurance that Acceris will be able to do so or, that even if it does, such long-term UNE-P agreements will be negotiated on terms that are competitive or favorable to Acceris or its customers.

On March 9, 2005 the Company issued a press release announcing the foregoing change. A copy of this press release is attached as Exhibit 99.1 hereto.  The reader is advised to read this press release in its entirety.

Section 9 - Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(c)	Exhibits.

10.	Employment Agreement with E. Lipscomb, dated as of January 1, 2005.

99.1	Press Release dated March 9, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Acceris Communications Inc.

Date: March 11, 2005	By:	/s/ Gary M. Clifford
Name: Gary M. Clifford
Title: Chief Financial Officer and Vice President of Finance